January 1, 2016

Jennifer Anne Carver
c/o La Jolla Pharmaceutical Company
10182 Telesis Court, 6th floor
San Diego, CA 92122

Re:    Revised Offer of Employment

Dear Jennifer,

La Jolla Pharmaceutical Company (the “Company”) is pleased to offer you the full-time position of Senior Vice President of Operations, effective January 1, 2016.

Your initial annual base salary will be $300,000, less applicable withholdings and deductions, paid in accordance with the Company’s normal payroll practices. Your annual base salary will be considered for annual increases in accordance with Company policy and subject to review and approval by the Chief Executive Officer. Additionally, you will be eligible for an annual bonus, in a target amount equal to 30% of your annual base salary, subject to achievement of individual and Company goals established annually.
During your employment, you will be eligible to participate in any and all employee benefit plans made available by the Company from time to time to its executives generally, subject to plan terms and generally applicable Company policies. In addition to holidays observed by the Company, you will be eligible to earn and use vacation in accordance with the policies of the Company, as in effect from time to time. The Company reserves the right to change or eliminate its benefits on a prospective basis at any time.
You will be expected to devote your full business time and your best professional efforts, judgment, knowledge and skill exclusively to the performance of your duties and responsibilities for the Company and its affiliates, and to abide by all Company policies and codes of conduct, as in effect from time to time. As Senior Vice President of Operations, you will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time. You will be expected to be at the company offices at least 8 working days per month with the remainder of your time spent working for the Company off-site. The Company will pay airfare and lodging expenses for your travel and time while in San Diego.
If you accept our offer, your employment with Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your position, duties or reporting relationship to meet business needs, and to use its managerial discretion in deciding on appropriate discipline when it deems circumstances so warrant. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

This letter, including the previously executed Proprietary Information, Nondisclosure, and Assignment Agreement and Mutual Agreement to Arbitrate, constitutes the entire agreement between you and the Company relating to this subject matter, and supersedes all prior or contemporaneous agreements, understandings, negotiations and representations, whether oral or written, express or implied, on this subject (including your prior offer letter, dated January 17, 2014). This letter may not be modified or amended, and no breach is to be regarded as waived, unless agreed to in a specific, written agreement signed by you and the Company’s Chief Executive Officer. This letter shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.
Sincerely,

/s/ George F. Tidmarsh
George F. Tidmarsh M.D., Ph.D.
President and Chief Executive Officer

*    *    *
Accepted and agreed:

Dated    January 1, 2016                /s/ Jennifer Carver
Jennifer Carver